Exhibit 99.1

GSI Technology, Inc. Reports First-Quarter Fiscal 2011 Results

— Net Revenues and Net Income at Record Levels —

SUNNYVALE, Calif.--(BUSINESS WIRE)--July 29, 2010--GSI Technology, Inc. (Nasdaq: GSIT) today reported record net income of $4.4 million, or $0.15 per diluted share, on record net revenues of $22.9 million in its first fiscal quarter ended June 30, 2010. In the three months ended June 30, 2009, the Company earned $2.1 million, or $0.08 per diluted share, on net revenues of $14.2 million. Sequentially, net revenues grew by $1.7 million, or 7.9%, from $21.2 million in the prior quarter.

Both gross margin and operating margin increased sequentially and year-over-year; they were, respectively, 47.2% and 23.8% in the first quarter of fiscal 2011, 43.2% and 20.6% in the fourth quarter of fiscal 2010, and 42.5% and 16.8% in the first quarter of fiscal 2010. As was the case in the prior two quarters, approximately $150,000 in first-quarter 2011 cost of goods sold was related to masks valued at approximately $600,000 that were part of the Company's August 2009 acquisition of substantially all the assets of Sony Electronics' SRAM product line; the value of the masks is being amortized over four quarters.

"Given the lackluster economy, we are pleased that in the June quarter — our twenty-seventh consecutive quarter of profitability — we were able to report net revenues and net income that were at record levels," said Lee-Lean Shu, Chairman and Chief Executive Officer. "This achievement came despite the fact that, due to a push out of orders related to our customers’ difficulty in getting certain components from other vendors, net revenues were slightly lower than we had anticipated. The record net income was accompanied by an unusually strong gross margin of 47.2%, an increase of 4 percentage points over the prior quarter. This margin improvement stemmed principally from an advantageous mix in both products and market segments, notably in military/defense and test and measurement. I would caution, however, that first-quarter gross margin was somewhat above our target range and will not easily be replicated."

First-quarter 2011 SigmaQuad sales accounted for 32.6% of total shipments compared to 33.4% in the fourth quarter of fiscal 2010 and 15.9% a year ago. First-quarter direct and indirect sales to Cisco Systems were $9.1 million, or 39.8% of net revenues, compared to $8.7 million, or 41.1% of net revenues, in the prior quarter and $3.3 million, or 23.1% of net revenues, in the first quarter of fiscal 2010. Included in each of first-quarter fiscal 2011 and fourth-quarter fiscal 2010 sales to Cisco Systems were $3.1 million in sales of two product lines — SigmaRAM and CSRAM — that came with the Sony acquisition; to date, these product lines have contributed approximately $8.4 million to net revenues. Sales to Huawei Technologies were $1.8 million, or 7.9% of net revenues, compared to $2.0 million, or 9.5% of net revenues, in the prior quarter and $1.3 million, or 9.3% of net revenues, in the first quarter of fiscal 2010. Military/defense sales were 7.8% of shipments compared to 6.7% of shipments in the fourth quarter and 15.8% in the first quarter of fiscal 2010.

"Our business is such that we cannot with any precision forecast financial results much beyond a three- or four-month horizon," noted Shu. "With that understood, I can say that we currently expect to extend our record of solid profitability throughout fiscal 2011. In addition to sales of our existing SRAMs, we expect to benefit from the introduction of two new product lines.

"First is our family of 72-megabit SigmaQuad/SigmaDDR-IIIe devices. As noted at the time of their introduction last November, their revolutionary architecture addresses the growing memory requirements of global networking systems; they offer very high data bandwidth, improved signal integrity, and transaction rates that are as much as 50% faster than the published specifications of the nearest competitor.

"Second is a line of low-latency DRAMs, our first venture beyond the SRAM market. Although its impact in fiscal 2011 will be modest, we expect it to be a significant growth driver for GSI in 2012 and beyond. In development for over a year, these LLDRAMs — with their combination of lower latency and higher density — are aimed at accommodating the need for higher bandwidth in the face of burgeoning video and mobile applications that are placing ever greater demands on networking and telecom systems. First silicon is expected by September."

Total first-quarter pre-tax stock-based compensation expense was $446,000 compared to $395,000 in the prior quarter and $291,000 in the comparable quarter a year ago.

At June 30, 2010, the Company had $43.1 million in cash, cash equivalents and short-term investments, $27.1 million in long-term investments, $63.8 million in working capital, no debt, and stockholders’ equity of $104.1 million.

Stock Repurchase Program

On November 6, 2008, the Board of Directors authorized the repurchase, at management’s discretion, of up to $10 million of the Company’s common stock. Under the repurchase program, the Company may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. No repurchases were made during the first quarter of fiscal 2011. To date, the Company has repurchased a total of 1,481,962 shares at an average cost of $2.80 per share.

Outlook for Second-Quarter Fiscal 2011

We currently expect net revenues in the second quarter of fiscal 2011 to be in the range of $23.9 million to $24.7 million with gross margin of approximately 45%; operating expenses are expected to be approximately $1.1 million higher than in the first quarter due to expenses related to two R&D mask sets to be incurred in the second quarter.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Conference Call

GSI Technology will review its financial results for the quarter ended June 30, 2010 and discuss its current business outlook during a conference call for investors at 1:30 p.m. PDT (4:30 p.m. EDT) today, July 29, 2010. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time and provide conference ID 87235142. You may also listen to the teleconference live via the Internet at www.gsitechnology.com or www.earnings.com. For those unable to attend, these Web sites will archive the call.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2010	2010	2009

Net revenues	$22,918	$21,244	$14,208
Cost of revenues	12,101	12,074	8,165

Gross profit	10,817	9,170	6,043

Operating expenses:

Research & development	2,535	2,411	1,596
Selling, general and administrative	2,828	2,387	2,060
Total operating expenses	5,363	4,798	3,656

Operating income	5,454	4,372	2,387

Interest and other income, net	241	133	294

Income before income taxes	5,695	4,505	2,681
Provision for income taxes	1,316	700	560
Net income	$4,379	$3,805	$2,121

Net income per share, basic	$0.16	$0.14	$0.08
Net income per share, diluted	$0.15	$0.14	$0.08

Weighted-average shares used in computing per share amounts:

Basic	27,671	27,470	26,872
Diluted	28,834	28,120	27,324

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2010	2010	2009

Cost of goods sold	$88	$75	$67
Research & development	214	190	113
Selling, general and administrative	144	130	111
	$446	$395	$291

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2010	March 31, 2010
Cash and cash equivalents	$17,130	$24,658
Short-term investments	25,950	22,120
Accounts receivable	13,459	9,241
Inventory	19,260	15,436
Other current assets	6,631	5,163
Net property and equipment	12,686	12,344
Long-term investments	27,053	22,565
Other assets	1,546	1,601
Total assets	$123,715	$113,128

Current liabilities	$18,635	$13,571
Long-term liabilities	992	838
Stockholders' equity	104,088	98,719
Total liabilities and stockholders' equity	$123,715	$113,128

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-980-8388
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550